QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

        NATIONAL BANK HOLDINGS CORPORATION

Offer to Purchase for Cash

Up to $100,000,000 of its Class A Common Stock
At a Purchase Price Not Less Than $19.60 and Not More Than $22.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 31, 2015, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

        National Bank Holdings Corporation, a Delaware corporation ("NBHC," the "Company," "we," "us," or "our"), hereby offers to purchase for cash up to $100.0 million of shares of its issued and outstanding Class A common stock, par value $0.01 per share (the "shares"), at a price not less than $19.60 and not more than $22.50 per share (the price as determined as provided herein, the "Purchase Price"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the "tender offer materials"). The terms and conditions set forth in the tender offer materials collectively constitute the "tender offer". The tender offer will expire at 12:00 midnight, New York City time, on July 31, 2015 (such date and time, as the same may be extended, the "Expiration Date"), unless extended.

        Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $19.60 and not more than $22.50 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $100.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the purchase price per share is $19.60 we would purchase 5,102,040 shares and if the purchase price per share is $22.50 we would purchase 4,444,444 shares, representing approximately 14.6% and 12.7%, respectively, of our outstanding shares as of the date of this Offer to Purchase.

        We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and "odd lot" priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer's proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Our shares are listed and traded on the New York Stock Exchange ("NYSE") under the trading symbol "NBHC." On July 2, 2015, the last trading day prior to the announcement of the tender offer,

the last reported sale price of the shares on the NYSE was $20.67 per share. You are urged to obtain current market quotations for the shares. See Section 8.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager and Information Agent for the Tender Offer is:

Keefe, Bruyette & Woods
A Stifel Company

The date of this Offer to Purchase is July 6, 2015

 IMPORTANT

        Questions and requests for assistance may be directed to Keefe, Bruyette & Woods, Inc., the dealer manager and information agent for the tender offer (the "Dealer Manager/Information Agent") at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Dealer Manager/Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

        If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer (the "Depositary"), at its address shown on the Letter of Transmittal; or

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

        THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER

MANAGER/INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. NONE OF THE COMPANY'S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		9
INTRODUCTION		11
THE TENDER OFFER		14
1.	Number of Shares; Proration	14
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	16
3.	Procedures for Tendering Shares	18
4.	Withdrawal Rights	22
5.	Purchase of Shares and Payment of Purchase Price	22
6.	Conditional Tender of Shares	23
7.	Conditions of the Tender Offer	24
8.	Price Range of Shares; Dividends	26
9.	Source and Amount of Funds	26
10.	Certain Information Concerning Us	26
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	27
12.	Legal Matters; Regulatory Approvals	37
13.	Certain U.S. Federal Income Tax Consequences	37
14.	Extension of the Tender Offer; Termination; Amendment	40
15.	Fees and Expenses; Dealer Manager/Information Agent; Depositary	41
16.	Miscellaneous	41

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        We (National Bank Holdings Corporation) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

        We are conducting an offer by means of a modified "Dutch auction". We are offering to purchase shares having an aggregate purchase price of no more than $100.0 million, upon the terms and subject to the conditions of the tender offer, at prices specified by the tendering stockholders of not less than $19.60 and not more than $22.50 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest purchase price, not less than $19.60 and not more than $22.50 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $100.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate Purchase Price of less than $100.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. See Section 1.

        If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $19.60 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $19.60 per share.

What will be the form of payment of the Purchase Price?

        If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period. See Section 5.

How many shares will the Company purchase?

        We will purchase that number of shares having an aggregate purchase price of $100.0 million, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $19.60 we would purchase up to 5,102,040 shares and if the Purchase Price per share is $22.50 we would purchase 4,444,444 shares, representing approximately 14.6% and 12.7%, respectively, of our outstanding shares as of the date of this Offer to Purchase.

        In addition, if shares having an aggregate purchase price of more than $100.0 million are tendered in the tender offer at or below the purchase price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

        The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the shares?

        We will use our available cash on hand to purchase shares in the tender offer and to pay related expenses. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on at 12:00 midnight, New York City time, on July 31, 2015, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

        We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

        The NBHC Board of Directors (the "Board of Directors") determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of NBH Bank, N.A., and we believe such capital ratios will continue to support organic growth and other strategic options including acquistions. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

  •
  No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer.

  •
  No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

  •
  No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

  •
  No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

  •
  No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index by more than 10% from the close of business on July 2, 2015, the trading day prior to the announcement by the Company of its intention to make the tender offer.

  •
  No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

  •
  Any necessary regulatory approvals or non-objections from the Federal Reserve or the OCC shall have been obtained and shall remain in full force and effect.

  •
  No tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

  •
  No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer.

  •
  The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NYSE or cause the shares to be subject to deregistration under the Exchange Act.

        The tender offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

        To tender your shares, prior to 12:00 midnight, New York City time, on July 31, 2015, unless the tender offer is extended:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

  •
  if you are an institution participating in The Depository Trust Company, which we refer to as "DTC" or the "Book-Entry Transfer Facility," tender your shares according to the procedure for book-entry transfer described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Stockholder," indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer", in which case you will be deemed to have tendered your shares at the minimum price of $19.60 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $19.60 PER SHARE).

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $19.60 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the tender offer. See Section 8 for recent market prices for shares of our common stock.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

        As of June 30, 2015, we had 35,053,339 shares of Class A common stock outstanding, excluding 1,043,228 shares of restricted Class A common stock issued but not yet vested. As of June 30, 2015, we had no shares of Class B common stock outstanding. At the minimum price of $19.60 per share, we would purchase 5,102,040 shares if the tender offer is fully subscribed, which would represent approximately 14.6% of our outstanding shares as of June 30, 2015. At the maximum price of $22.50 per share, we would purchase 4,444,444 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 12.7% of our outstanding shares as of June 30, 2015. If the tender offer is fully subscribed at the minimum price, we will have 29,951,299 shares outstanding immediately following the purchase of shares tendered in the tender offer. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 30,608,895 shares outstanding immediately following the purchase of shares tendered in the tender offer. The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.

        If any of our stockholders:

  •
  who hold shares in their own name as holders of record; or

  •
  who are "registered holders" as participants in DTC's system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

        The tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). If we purchase 5,102,040 shares in the tender offer, we would have 29,951,299 shares outstanding following completion of the tender offer (based on the number of shares outstanding as of June 30, 2015). See Section 2.

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 12:00 midnight, New York City time, on July 31, 2015, unless we extend or withdraw it. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, on August 31, 2015(the fortieth business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $100.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

  •
  first, from all stockholders of "odd lots" (persons who own less than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer;

  •
  second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer; and

  •
  third, if necessary to permit us to purchase shares having an aggregate purchase price of $100.0 million, from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

        Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

        While our Board of Directors has authorized the tender offer, it has not, nor has the Company, the Dealer Manager/Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company's directors and executive officers tender shares in the tender offer?

        The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

        The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment, by depositing the aggregate Purchase Price with the Depositary provided we have not announced an extension. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

        On July 2, 2015, the last trading day prior to the announcement of the tender offer, the closing price of the shares on the NYSE was $20.67 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

        Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Have there been any recent developments of which I should be aware?

        From time to time we may discuss with the FDIC the early termination of one or both of our two loss share agreements with the FDIC for the assets related to the Hillcrest Bank acquisition and certain assets related to the Community Banks of Colorado acquisition. Pursuant to the loss sharing agreements, the FDIC reimburses us for a portion of the losses and expenses incurred as a result of the resolution and disposition of the assets covered by these loss share agreements. Early termination of the loss share agreements would allow for elimination of certain administrative costs and incremental accounting requirements, and would limit any future liability to the FDIC through potential claw back review liabilities or sharing of future recoveries with the FDIC. Elimination of certain limitations within the loss share agreements may also support accelerated collection efforts with reduced costs and risk. However, we can provide no assurance as to when the early termination of the loss sharing agreements will occur, if at all, or as to any terms or conditions of any such termination.

Who can I talk to if I have questions?

        The Dealer Manager/Information Agent can help answer your questions. The Dealer Manager/Information Agent for the tender offer is Keefe, Bruyette & Woods, Inc. Please call 877-892-9475 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time,

Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, 4th Floor
New York, NY 10019

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believe," "can," "would," "should," "could," "may," "predict," "seek," "potential," "will," "estimate," "target," "plan," "project," "continuing," "ongoing," "expect," "intend" and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. We have based these statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, liquidity, results of operations, business strategy and growth prospects.

  •
  our ability to execute our business strategy, as well as changes in our business strategy or development plans;

  •
  business and economic conditions generally and in the financial services industry;

  •
  economic, market, operational, liquidity, credit and interest rate risks associated with our business;

  •
  effects of any changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

  •
  changes imposed by regulatory agencies to increase our capital to a level greater than the current level required for well-capitalized financial institutions (including the impact of the joint final rules promulgated by the Federal Reserve Board, Office of the Comptroller of the Currency and the FDIC revising certain regulatory capital requirements to align with the Basel III capital standards and meet certain requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act);

  •
  effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations;

  •
  changes in the economy or supply-demand imbalances affecting local real estate values;

  •
  changes in consumer spending, borrowings and savings habits;

  •
  our ability to identify potential candidates for, obtain regulatory approval for, and consummate, acquisitions of financial institutions on attractive terms, or at all;

  •
  our ability to integrate acquisitions and to achieve synergies, operating efficiencies and/or other expected benefits within expected time-frames, or at all, or within expected cost projections, and to preserve the goodwill of acquired financial institutions;

  •
  our ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits;

  •
  our ability to achieve organic loan and deposit growth and the composition of such growth;

  •
  changes in sources and uses of funds, including loans, deposits and borrowings;

  •
  increased competition in the financial services industry, nationally, regionally or locally, resulting in, among other things, lower returns;

  •
  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  the trading price of shares of the Company's stock;

  •
  our ability to realize deferred tax assets or the need for a valuation allowance;

  •
  continued consolidation in the financial services industry;

  •
  our ability to maintain or increase market share and control expenses;

  •
  costs and effects of changes in laws and regulations and of other legal and regulatory developments, including, but not limited to, changes in regulation that affect the fees that we charge, the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations, reviews or other inquiries;

  •
  technological changes;

  •
  the timely development and acceptance of new products and services and perceived overall value of these products and services by our clients;

  •
  changes in our management personnel and our continued ability to hire and retain qualified personnel;

  •
  ability to implement and/or improve operational management and other internal risk controls and processes and our reporting system and procedures;

  •
  regulatory limitations on dividends from our bank subsidiary;

  •
  changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements

  •
  widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically;

  •
  impact of reputational risk on such matters as business generation and retention;

  •
  other risks and uncertainties listed from time to time in the Company's reports and documents filed with the SEC; and

  •
  our success at managing the risks involved in the foregoing items.

        You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, including Item 1A, "Risk Factors," in such report, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 including Item 1A, "Risk Factors," in such reports, as well as our other filings with the SEC, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements.

        Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

 INTRODUCTION

To the Holders of our Common Stock:

        National Bank Holdings Corporation, a Delaware corporation, hereby offers to purchase for cash up to $100.0 million of shares of its issued and outstanding Class A common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a price not less than $19.60 and not more than $22.50 per share, less any applicable withholding taxes and without interest. In addition, if shares with an aggregate purchase price of more than $100.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

        Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $19.60 and not more than $22.50 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $100.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

        The tender offer will expire at 12:00 midnight, New York City time, on the Expiration Date, unless extended or withdrawn. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or withdraw the tender offer.

        In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including consequences under the Internal Revenue Code of 1986, as amended (the "Code"), our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of NBH Bank, N.A., the expected availability and cost of financing, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our stockholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

        Based on this review, our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders.

In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

        The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER/INFORMATION AGENT OR THE DEPOSITARY MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $100.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

  •
  first, from all holders of "odd lots" (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

  •
  third, if necessary to permit us to purchase shares having an aggregate purchase price of $100.0 million, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder's shares be purchased if any of the stockholder's shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

        As of June 30, 2015, we had 35,053,339 shares of our common stock issued and outstanding. As of June 30, 2015, we had no shares of Class B common stock outstanding. The up to 5,102,040 shares that we are offering to purchase represent approximately 14.6% of the shares then outstanding. The shares are listed and traded on the NYSE. On July 2, 2015, the last trading day prior to the announcement of the tender offer, the last reported sale price of the shares on the NYSE was $20.67 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

 THE TENDER OFFER

1.     Number of Shares; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $100.0 million of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price determined by us of not less than $19.60 and not more than $22.50 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $100.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date.

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

        However, if we:

  •
  increase the maximum price to be paid above $22.50 per share or decrease the price to be paid below $19.60 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

  •
  increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

  •
  decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., Midnight, New York City time.

        In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $19.60 and not more than $22.50 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $19.60 or as high as $22.50. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that such stockholder's shares will be deemed to be tendered at the minimum price of $19.60 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder's shares being purchased at the minimum price of $19.60 per share.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

        Priority of Purchases.    If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $100.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $100.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares tendered by all holders of "odd lots" (as defined below) who:

  (1)
  tender at or below the Purchase Price all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

  (2)
  complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

  •
  second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

  •
  third, if necessary to permit us to purchase shares having an aggregate purchase price of $100.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

        Odd Lots.    The term "odd lots" means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder's shares pursuant to the tender offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Dealer Manager/Information Agent and may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    Our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our stockholders. In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of NBH Bank, N.A., and we believe such capital ratios will continue to support organic growth and other strategic options including acquisitions. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

        While our Board of Directors has authorized the tender offer, it has not, nor has the Company, the Dealer Manager/Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11.

        Certain Effects of the Tender Offer.    As of June 30, 2015, we had 35,059,339 shares of Class A common stock outstanding, excluding 1,043,228 shares of restricted Class A common stock issued but not yet vested. As of June 30, 2015, we had no shares of Class B common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $19.60, we would purchase 5,102,040 shares and if the Purchase Price per share is $22.50, we would purchase 4,444,444 shares, representing approximately 14.6% and 12.7%, respectively, of our outstanding shares as of the date of this Offer to Purchase. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

        The tender offer will reduce our "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

        Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

        We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

        We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

        On May 6, 2015, our Board of Directors declared a quarterly dividend for the quarter ended March 31, 2015, of $0.05 per share of common stock, payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015.

        From time to time we may discuss with the FDIC the early termination of one or both of our two loss share agreements with the FDIC for the assets related to the Hillcrest Bank acquisition and certain assets related to the Community Banks of Colorado acquisition. Pursuant to the loss sharing agreements, the FDIC reimburses us for a portion of the losses and expenses incurred as a result of the resolution and disposition of the assets covered by these loss share agreements. Early termination of the loss share agreements would allow for elimination of certain administrative costs and incremental accounting requirements, and would limit any future liability to the FDIC through potential claw back review liabilities or sharing of future recoveries with the FDIC. Elimination of certain limitations within the loss share agreements may also support accelerated collection efforts with reduced costs and risk. However, we can provide no assurance as to when the early termination of the loss sharing agreements will occur, if at all, or as to any terms or conditions of any such termination.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

  •
  any material change in our indebtedness or our capitalization;

  •
  any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and the settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  •
  the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

        In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Stockholder" in the Letter of Transmittal the price (in increments of $0.10) at which they are tendering shares or (2) "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $19.60 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $19.60 per share.

        A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

        STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Book-Entry Delivery.    The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the "DTC" or the "Book-Entry Transfer Facility") for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Dealer Manager/Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned "Special Delivery Instructions" or captioned "Special Payment Instructions" in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Guaranteed Delivery.    If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

  •
  the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Stock Options.    Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See "Proper Tender of Shares" above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason.

        U.S. Federal Income Tax Withholding.    To prevent the potential imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the tender offer, prior to receiving such payments, each holder accepting the tender offer who has not previously submitted to the Company a correct, completed and signed IRS Form W-9 ("Form W-9") (for U.S. Holders, as defined in Section 13) or IRS Form W-8BEN or IRS Form W-8BEN-E ("Form W-8BEN"), IRS Form W-8IMY ("Form W-8IMY"), IRS Form W-8ECI ("Form W-8ECI"), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 13), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

        Tender Constitutes an Agreement.    The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty to us that: (1) the stockholder has a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

        Return of Unpurchased Shares.    If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost, Stolen, Destroyed or Mutilated Certificates.    Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (800) 322-2885 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER/INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER/INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     Withdrawal Rights.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on August 31, 2015, the fortieth business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written transmission notice of withdrawal must:

  •
  be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

        If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

        Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

        We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $100.0 million for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.     Conditional Tender of Shares.

        Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors.

        After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant the "Shares Tendered at Price Determined Pursuant to the Tender Offer" alternative would result in an aggregate purchase price of more than $100.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $100.0 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after July 6, 2015 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

  (1)
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

  (2)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought,

    promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

  (3)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

  (4)
  there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on July 2, 2015, the last trading day prior to the announcement by the Company of its intention to make the tender offer;

  (5)
  there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

  (6)
  any necessary regulatory approvals or non-objections from the Federal Reserve or the OCC shall have been obtained and shall remain in full force and effect.

  (7)
  a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer); or

  (8)
  the Company shall not have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NYSE or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.     Price Range of Shares; Dividends.

        The Shares are listed and traded on the NYSE under the trading symbol "NBHC." The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.

	Market Price
	High	Low	Dividends
2013
First Quarter	$19.25	$17.40	$.05
Second Quarter	19.42	17.30	.05
Third Quarter	21.01	18.18	.05
Fourth Quarter	21.55	19.51	.05
2014
First Quarter	$21.16	$18.49	$.05
Second Quarter	20.37	18.26	.05
Third Quarter	20.67	18.75	.05
Fourth Quarter	19.8	17.97	.05
2015
First Quarter	$20.69	$18.30	$.05
Second Quarter	21.30	18.30	.05
Third Quarter (through July 2)	21.09	20.52	—

        On July 2, 2015, the last trading day prior to the announcement of the tender offer, the last reported sale price of the shares on the NYSE was $20.67 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

        On May 6, 2015, our Board of Directors declared a quarterly dividend for the quarter ended March 31, 2015, of $0.05 per share of common stock, payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015.

9.     Source and Amount of Funds.

        Assuming tender offer is fully subscribed, we expect that the aggregate purchase price will be $100.0 million. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10.   Certain Information Concerning Us.

        General.    National Bank Holdings Corporation is a bank holding company that was incorporated in the State of Delaware in June 2009 and is headquartered immediately south of Denver, in Greenwood Village, Colorado. Its primary operations are conducted through its wholly owned subsidiary, NBH Bank, N.A. The address of its principal executive office is 7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111 and its telephone number is (720) 529-3336. Its internet address is www.nationalbankholdings.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

        Additional Information About Us.    We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission's website, www.sec.gov and inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Incorporation by Reference.    The rules of the Commission allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed "filed" rather than "furnished").

SEC Filings	Period or Date of Report
National Bank Holdings Corporation Annual Report on Form 10-K	Year ended December 31, 2014
National Bank Holdings Corporation Quarterly Reports on Form 10-Q	Quarter ended March 31, 2015
National Bank Holdings Corporation Current Reports on Form 8-K (filed)	January 22, 2015, January 30, 2015, February 11, 2015, March 18, 2015, May 7, 2015 and May 11, 2015

        These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

        You can obtain the documents described under "Additional Information About Us" and any of the documents incorporated by reference in this Offer to Purchase from the Commission's website at www.sec.gov. You can also obtain the documents described under "Additional Information About Us" and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, 1001 19th Street North, 10th Floor, Arlington, VA 22209. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of June 30, 2015, we had 35,053,339 shares of Class A common stock outstanding, excluding 1,043,228 shares of restricted Class A common stock issued but not yet vested. As of June 30, 2015, we had no shares of Class B common stock outstanding. The up to 5,102,040 shares we are offering to purchase pursuant to the tender offer represent approximately 14.6% of the shares outstanding as of June 30, 2015. As of June 30, 2015, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 3,795,009 shares of our common stock, representing approximately 9.8% of our outstanding shares. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer.

        The following table shows, as of June 30, 2015, information regarding the beneficial ownership of our Class A common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers for 2014; (ii) each director and (iii) all current directors and executive officers as a group. Assuming we purchase 5,102,040 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, the directors and executive officers as a group will beneficially own approximately 11.5% of our outstanding shares. The percentages outstanding are based on 35,053,339 shares of common stock outstanding as of June 30, 2015. The business address of each of our directors and executive officers is 7800 East Orchard Road, Suite 300, Greenwood Village, CO 80111.

Name	Number of Shares Beneficially Owned	Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 5,102,040 Shares and Directors, Executive Officers and Associates Do Not Tender)
G. Timothy Laney(1)	1,814,000	4.9%	5.6%
Brian F. Lilly(2)	347,175	1.0%	1.1%
Richard U. Newfield, Jr.(3)	438,238	1.2%	1.4%
Thomas M. Metzger(4)	703,657	1.9%	2.2%
Zsolt K. Besskó(5)	22,814	*	*
Frank V. Cahouet(6)	155,341	*	*
Ralph W. Clermont(7)	77,992	*	*
Robert E. Dean(8)	73,454	*	*
Fred J. Joseph(9)	6,767	*	*
Micho F. Spring(10)	76,405	*	*
Burney S. Warren, III(11)	79,166	*	*

All directors and executive officers as a group (11 persons)	3,795,009	9.8%	11.3%

*
Less than 1%.

(1)
Includes 435,663 unvested restricted shares for which Mr. Laney has voting power and 1,259,333 shares issuable upon the exercise of options. Also includes 15,600 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust.

(2)
Includes 114,853 unvested restricted shares for which Mr. Lilly has voting power and 203,966 shares issuable upon the exercise of options.

(3)
Includes 109,676 unvested restricted shares for which Mr. Newfield has voting power and 302,400 shares issuable upon the exercise of options.

(4)
Includes 146,835 unvested restricted shares for which Mr. Metzger has voting power and 453,833 shares issuable upon the exercise of options. Also includes 15,000 shares owned by the Thomas M. Metzger Revocable Trust.

(5)
Includes 19,828 unvested restricted shares for which Mr. Besskó has voting power and 1,493 shares issuable upon the exercise of options.

(6)
Includes 4,663 unvested restricted shares for which Mr. Cahouet has voting power and 65,500 shares issuable upon the exercise of options. Also includes 55,300 shares owned by the Frank V. Cahouet Trust.

(7)
Includes 5,440 unvested restricted shares for which Mr. Clermont has voting power and 46,333 shares issuable upon the exercise of options. Also includes 21,211 shares owned by the Ralph W. Clermont Revocable Trust.

(8)
Includes 4,663 unvested restricted shares for which Mr. Dean has voting power and 46,333 shares issuable upon the exercise of options.

(9)
Includes 4,663 unvested restricted shares for which Mr. Joseph has voting power.

(10)
Includes 4,663 unvested restricted shares for which Ms. Spring has voting power and 46,333 shares issuable upon the exercise of options.

(11)
Includes 4,663 unvested restricted shares for which Mr. Warren has voting power and 46,333 shares issuable upon the exercise of options. Also includes 9,584 shares owned by the Burney S. Warren Family Limited Partnership.

        Stockholders Beneficially Owning More Than 5%.    The following table shows, as of March 16, 2015, the number of shares of our common stock beneficially owned by any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities. The percentages outstanding are based on 37,435,128 shares of common stock issued and outstanding as of March 16, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Elliott Management Group(13) 40 West 57th Street, 30th Floor New York, NY 10019	3,570,436	9.5%
DePrince, Race & Zollo, Inc.(14) 250 Park Avenue South, Suite 250 Winter Park, FL 32789	3,075,132	8.2%
The Vanguard Group(15) 100 Vanguard Blvd. Malvern, PA 19355	2,420,997	6.5%
BlackRock, Inc.(16) 55 East 52nd Street New York, NY 10055	2,145,971	5.7%
Boston Partners(17) One Beacon Street Boston, MA 02108	2,107,277	5.6%
T. Rowe Price Associates, Inc.(18) 100 East Pratt Street Baltimore, MD 21202	2,079,310	5.6%

(13)
The reporting entities consist of the following entities: Elliott Associates, L.P. and its wholly-owned subsidiaries (collectively, "Elliott Associates"), Elliott International, L.P. ("Elliott International"), and Elliott International Capital Advisors Inc. ("International Advisors" and collectively with Elliott Associates and Elliott International, the "Elliott Management Group"). Elliott Management Group reported the following on Form 4 filings made with the SEC on April 13, 2015: (i) Elliott Associates reported sole voting and sole dispositive power with respect to 1,223,654 shares; (ii) Elliott International reported sole voting and sole dispositive power with respect to 2,346,782 shares; and (iii) International Advisors reported shared voting and shared dispositive power with respect to 2,346,782 shares.

(14)
As reported on Schedule 13G filed with the SEC on February 6, 2015 by DePrince, Race & Zollo, Inc. ("DePrince"). DePrince reported sole voting power with respect to 2,135,893 shares and sole dispositive power with respect to all shares beneficially owned.

(15)
As reported on Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group ("Vanguard"). Vanguard reported sole voting power with respect to 50,949 shares, sole dispositive power with respect to 2,373,348 shares and shared dispositive power with respect to 47,649 shares.

(16)
As reported on Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. ("BlackRock"). BlackRock reported sole voting power with respect to 2,057,644 shares and sole dispositive power with respect to all shares beneficially owned. Various clients have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares.

(17)
As reported on Schedule 13G filed with the SEC on February 12, 2015 by Boston Partners. Boston Partners reported sole voting power with respect to 853,525 shares and sole dispositive power with respect to all shares beneficially owned.

(18)
As reported on Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. ("Price Associates"). Price Associates reported sole voting power with respect to 511,110 shares and sole dispositive power with respect to all shares beneficially owned. Various clients have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares.

        Transactions with Executive Officers, Directors and Other Related Persons.    During 2013 and 2014, certain of the executive officers and directors of the Company or of NBH Bank, N.A., its wholly-owned bank subsidiary, and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank, N.A. and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank, N.A. to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

        In connection with the agreement by several of our largest shareholders to be bound by the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions, we issued warrants to purchase common stock to such investors. The warrants are exercisable for 10 years from the date of issuance and have an exercise price of $20.00 per share. We issued (1) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC (an investment advisory client of Wellington Management Company, LLP) on October 20, 2009, (2) a warrant to purchase 237,500 shares of common stock to Ithan Creek Investors USB, LLC on March 23, 2010, (3) a warrant to purchase 250,750 shares of common stock to Paulson Master Recovery Fund LTD on March 15, 2010, and (4) a warrant to purchase 42,000 shares of common stock to Elliott Associates, L.P. and a warrant to purchase 63,000 shares of common stock to a wholly owned subsidiary of Elliott International, L.P. on September 30, 2010.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries' directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as pursuant to the recently terminated and/or suspended trading plans of the Company and except for 755 shares of restricted stock required to be withheld to settle income tax liability on restricted stock held by Zsolt K. Bessko that vested on July 1, 2015.

Stock Plans and Director Compensation.

        2015 Employee Stock Purchase Plan.    Under the 2015 Employee Stock Purchase Plan, eligible associates may purchase common stock through payroll deductions at a price that is 90% of the fair market value per share on the last business day of the offering period; however, the Board of Directors may determine to use a different purchase price for any offering period, which purchase price may not be less than 85% of the fair market value on the first or last day of the offering period. The maximum number of shares that may be purchased by any associate on any single purchase date is 2,000 shares.

        2014 Omnibus Incentive Plan.    Under the 2014 Omnibus Incentive Plan, the compensation committee of the Board of Directors has the authority to grant, from time to time, awards of options, stock appreciation rights, restricted stock, restricted stock units, performance units, other stock-based awards, or any combination thereof to eligible persons.

        Nonqualified Deferred Compensation Plan.    Our named executive officers are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the "NDCP." The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974, as amended. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants' contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs' contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants' accounts.

        Director Compensation.    Each independent director receives an annual cash retainer of $60,000 for his or her service as a member of the Board of Directors. The independent Lead Director receives an additional $10,000 annual cash retainer, and the annual cash retainer for the chair of the Audit and Risk Committee is $30,000. The annual cash retainers for the chairs of the Compensation and Nominating and Governance Committees are $20,000. In addition, the independent Lead Director receives an annual grant of restricted stock with an aggregate grant date fair value of $105,000 and each other independent director receives an annual grant of restricted stock with an aggregate grant date fair value of $90,000. The grants are made on the date immediately following our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors.

Employment Arrangements.

        The Company has an employment agreement or letter agreement with each of our named executive officers.

        Mr. Laney's Employment Agreement.    On May 22, 2010, we entered into a three-year employment agreement with Mr. Laney under which we agreed to pay him an initial annual base salary of no less than $500,000, to be reviewed annually, and an annual cash target incentive payment opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days' written notice prior to the expiration date of the current term. Mr. Laney was also granted stock options to acquire 850,000 shares of common stock, all of which have vested. Additionally, Mr. Laney received 450,000 shares of restricted stock of which (A) two-thirds (300,000 shares) of the restricted stock vests based on the achievement of performance goals relating to increases in the price of a share of common stock (with one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $25 per share, one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $28 per share and one-third (100,000 shares) of the restricted stock vesting when the stock price equals or exceeds $32 per share), and (B) one-third (150,000 shares) of the restricted stock vests based on the passage of time, all of which have vested. The vesting of Mr. Laney's remaining unvested restricted stock is subject to his continued employment with us. Mr. Laney is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Laney's employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Laney's employment without "cause" or Mr. Laney's resignation with "good reason," Mr. Laney is eligible to receive certain severance benefits, as more fully described in "2014 Potential Payments upon Termination or Change-in-Control" below. Mr. Laney's employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

        Mr. Lilly's Letter Agreement.    In connection with Mr. Lilly's acceptance of our offer of employment as our Chief Financial Officer, the Company agreed to certain terms in a letter agreement dated February 13, 2012. Under this letter agreement, we agreed to pay him an initial annual base salary of $350,000, to be reviewed at least annually, an annual cash target incentive opportunity of 75% of his annual base salary and a maximum incentive opportunity of 150% of his annual base salary. Mr. Lilly is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. Mr. Lilly's letter agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Lilly's employment without "cause" or Mr. Lilly's resignation with "good reason," Mr. Lilly is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a "change in control," as more fully described in "2014 Potential Payments upon Termination or Change-in-Control" below.

        Mr. Newfield's Employment Agreement.    On October 24, 2011, we entered into a one-year employment agreement with Mr. Newfield under which we agreed to pay him an annual base salary to be no less than $300,000, to be reviewed annually, and an annual cash target incentive opportunity of

100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days' written notice prior to the expiration date of the current term. Mr. Newfield is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Newfield's employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Newfield's employment without "cause" or Mr. Newfield's resignation with "good reason," Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a "change in control," as more fully described in "2014 Potential Payments upon Termination or Change-in-Control" below. Mr. Newfield's employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

        Mr. Metzger's Employment Agreement.    On October 15, 2011, we entered into a one-year employment agreement with Mr. Metzger under which we agreed to pay him an annual base salary to be no less than $300,000, to be reviewed annually, and an annual cash target incentive opportunity of 100% of his annual base salary. The employment agreement automatically renews for successive one-year terms unless either party gives at least 90 days' written notice prior to the expiration date of the current term. Mr. Metzger is also eligible to participate in the same Company benefit programs as similarly situated executives of the Company. Mr. Metzger's employment agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Metzger's employment without "cause" or Mr. Metzger's resignation with "good reason," Mr. Metzger is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a "change in control," as more fully described in "2014 Potential Payments upon Termination or Change-in-Control" below. Mr. Metzger's employment agreement also provides that, in the event any payments to Mr. Metzger would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Metzger would be better off on an after-tax basis receiving all such payments.

        Mr. Besskó's Letter Agreement.    In connection with Mr. Besskó's acceptance of our offer of employment as our General Counsel, the Company agreed to certain terms in a letter agreement dated June 5, 2013. Under this letter agreement, we agreed to pay him an initial annual base salary of $240,000, to be reviewed at least annually, and an initial annual cash target incentive opportunity of 35% of annual base salary. Mr. Besskó is eligible to participate in all health and welfare and retirement and savings programs on a basis commensurate with the participation of other senior executives of the Company in such programs, in accordance with the applicable terms and conditions of such programs in effect from time to time. Mr. Besskó's letter agreement also provides that he will be subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for the one-year period following his termination of employment with us. In the event of termination of Mr. Besskó's employment without "cause" or Mr. Besskó's resignation with "good reason," Mr. Besskó is eligible to receive certain severance benefits, as more fully described in "2014 Potential Payments upon Termination or Change-in-Control" below.

        2014 Potential Payments upon Termination or Change-in-Control.    The following discussion addresses potential payments to our named executive officers upon termination of employment or a "change in control" pursuant to the employment arrangements described above.

  Termination of Employment without Cause or Resignation with Good Reason.

        If Mr. Laney's employment is terminated (i) by us without "cause" or (ii) by Mr. Laney for "good reason," subject to his execution and non-revocation of a release of claims against us and our affiliated entities, Mr. Laney will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) three times his annual base salary immediately prior to the date of the qualifying termination and (B) three times the higher of the target incentive payment under his employment agreement and the annual bonus paid or payable to Mr. Laney in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of the stock options granted under Mr. Laney's employment agreement will vest and become exercisable and the time-based vesting portion of the restricted stock award granted under Mr. Laney's employment agreement will vest.

        For the purposes of Mr. Laney's employment agreement, "good reason" generally means (1) a material diminution of annual base salary or annual incentive opportunity, (2) a material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement, or (4) any material breach by us of the employment agreement.

        For the purposes of Mr. Laney's employment agreement, "cause" generally means the executive's (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude, or (5) willful breach of any material terms of the employment agreement.

        If Mr. Newfield or Mr. Metzger's employment is terminated (i) by us without "cause" or (ii) by the executive for "good reason," subject to the executive's execution and non-revocation of a release of claims against us and our affiliated entities, the executive officer will receive any earned but unpaid base salary and bonuses, accrued unused vacation and a lump sum cash amount equal to the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his target incentive payment under his employment agreement and the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination. The definitions of "cause" and "good reason" in the employment agreements with Mr. Newfield and Mr. Metzger are substantially the same as those set forth in Mr. Laney's employment agreement.

        If Mr. Lilly or Mr. Besskó's employment is terminated (i) by us other than for "cause," death or disability or (ii) by the executive officer for "good reason," subject to his execution and non-revocation of a release of claims against us and our affiliated entities, he will receive a lump sum cash amount equal to the sum of (A) his annual base salary and (B) his target incentive payment, as in effect immediately prior to the date of the qualifying termination. The definition of "good reason" in each of Mr. Lilly and Mr. Besskó's letter agreement is substantially similar to that in Mr. Laney's employment agreement.

        "Cause" under Mr. Lilly and Mr. Besskó's letter agreement means (1) the willful or gross neglect of employment duties (other than as a result of his incapacity due to physical or mental illness or injury); (2) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense; (3) conduct that is injurious to the Company or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its subsidiaries; (4) a breach of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company; or (5) the failure to follow instructions of the Board or direct superiors.

  Equity Awards under the Company's Equity Incentive Plans

        The equity award agreements entered into by us with each of our named executive officers, other than Mr. Besskó, with respect to certain granted performance-based restricted stock provide that upon a termination of employment without "cause" or a resignation of employment for "good reason," any remaining service conditions will be deemed to have been satisfied and the restricted stock will vest to the extent the performance conditions have been satisfied as of the date of termination or are satisfied during the period beginning on the termination date and ending on the earlier of the first anniversary of the termination date and the seventh or tenth anniversary of the date of grant.

        For named executive officers other than Mr. Laney, "good reason" under the equity awards granted prior to December 31, 2010 generally means (1) material diminution of annual base salary or annual incentive opportunity, (2) material diminution in position, authority, duties or responsibilities, (3) any requirement by us that the named executive officer's services be rendered at a location other than at the Company's primary office location in Boston, Massachusetts, subject to the named executive officer's performance of duties at, and travel to, such other offices of the Company as required to fulfill such duties or (4) any material breach of any written employment agreement by the Company. Equity awards granted since January 1, 2011 limit "good reason" to clauses (1), (2) and (4) above.

        For named executive officers other than Mr. Laney, "cause" generally means (1) the continued failure of the executive to perform substantially the executive's duties, (2) willful misconduct or gross neglect in the performance of his or her duties, (3) continued failure to adhere materially to the clear directions of the Board of Directors or failure to devote substantially all of the named executive officer's business time to us, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or (5) willful breach of any material term of any employment agreement.

        For Mr. Laney, the applicable definitions of "good reason" and "cause" are described above in the section entitled "—Severance under Mr. Laney's Employment Agreement."

  Termination of Employment for Cause or Resignation without Good Reason

        Upon a termination of employment for "cause" or the executive's resignation of employment without "good reason," the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

        All unvested equity awards will be forfeited following a termination of employment for "cause" or the executive's resignation of employment without "good reason."

  Termination of Employment due to Death or Disability

        Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, accrued vacation and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards will be forfeited following a termination of employment due to death or disability.

  Arrangements upon a Change in Control

        The employment agreements with Mr. Newfield and Mr. Metzger and the letter agreement with Mr. Lilly provide for enhanced severance payments upon a termination of employment by us without

"cause" or by the executive with "good reason" within two years following a "change in control" (similar definition to that in the Company's equity incentive plans).

        In the event of such a qualifying termination in connection with a change in control, Mr. Newfield and Mr. Metzger would each be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) the higher of his annual incentive opportunity for the year of termination or the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

        In the event of such a qualifying termination in connection with a change in control, Mr. Lilly would be entitled to two times the sum of (A) his annual base salary immediately prior to the date of the qualifying termination and (B) his target incentive amount under his letter agreement as in effect immediately prior to such termination.

        All unvested outstanding stock options and time-based restricted stock held by all of the named executive officers immediately vest, and in the case of stock options, become exercisable, upon a "change in control" of the Company (as defined in the Company's equity incentive plans). Performance-based restricted stock held by the named executive officers will vest based on performance prior to the change in control, as determined by the Compensation Committee.

        A change in control is generally deemed to occur under the Company's equity incentive plans upon:

  •
  the acquisition by any individual, entity or group of "beneficial ownership" (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 35% or more (on a fully diluted basis) of either (a) the then outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

  •
  a majority of the directors who constituted the Board of Directors at the time the applicable plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by: (a) under the 2009 Equity Incentive Plan, a vote of at least two-thirds of the incumbent directors then on the Board of Directors; or (b) under the 2014 Omnibus Incentive Plan, a vote of a majority of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

  •
  approval by our shareholders of our complete dissolution or liquidation; or

  •
  the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders whether for such transaction or the issuance of securities in the transaction (each, a "Business Combination"), in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the "beneficial owner", directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company)

following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for the Business Combination.

        Agreements, Arrangements or Understandings.    Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.   Legal Matters; Regulatory Approvals.

        Pursuant to federal regulation, bank holding companies, such as the Company, must provide prior written notice before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the Company for all such purchases or redemptions during the preceding 12 months, is equal to 10 percent or more of the Company's net worth. As a result, the Company obtained a non-objection letter from the Federal Reserve to allow it to complete certain share repurchases (which would permit this tender offer). Additionally, NBH Bank is subject to specific requirements pursuant to the OCC Operating Agreement it entered into with the OCC in connection with our acquisition of Bank Midwest (which we refer to as the "OCC Operating Agreement"). The OCC Operating Agreement, among other things, requires NBH Bank to maintain total capital at least equal to 12% of risk-weighted assets, tier 1 capital at least equal to 11% of risk-weighted assets and tier 1 capital at least equal to 10% of adjusted total assets. Since the fourth quarter of 2013, the OCC Operating Agreement has permitted us to seek the OCC's non-objection to reduce capital levels and to pay dividends. The redemption of Company shares should not affect NBH Bank's compliance with the OCC Operating Agreement.

        Other than the foregoing, we are not aware of the applicability of any anti-trust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.   Certain U.S. Federal Income Tax Consequences.

        The following discussion is a general summary of certain U.S. federal income tax consequences of a sale of shares pursuant to the tender offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis.

        This discussion deals only with shares held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), deals only with the tax treatment of U.S. Holders (as defined below) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, as well as the effects of state and local tax laws. See Section 3, "Procedures for Tendering Shares—U.S. Federal Income Tax Withholding" above.

        We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States where one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding our shares should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares pursuant to the tender offer.

        The sale of shares by a U.S. Holder pursuant to the tender offer will generally be treated as a sale or exchange for U.S. federal income tax purposes or under certain circumstances, as a "dividend." Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a "sale or exchange" if the receipt of cash: (i) results in a "complete termination" of the holder's interest in the Company, (ii) is "substantially disproportionate" with respect to the holder or (iii) is "not essentially equivalent to a dividend" with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of shares pursuant to the tender offer generally will result in a "substantially disproportionate" redemption with respect to a holder if the percentage of the Company's voting stock owned by the holder immediately after the sale is less than 80% of the percentage of the Company's voting stock owned by the holder determined immediately before the sale. The sale of shares pursuant to the tender offer generally will be treated as "not essentially equivalent to a dividend" with respect to a holder if the reduction in the holder's proportionate interest in the Company's stock as a result of the Company's purchase of shares constitutes a "meaningful reduction" of the holder's interest. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. If any of these three tests for "sale or exchange" treatment is met, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the tender offer and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year. The ability to deduct capital losses is subject to limitations. Under the "wash sale" rules of the Code, recognition of a loss on shares sold pursuant to the tender offer will ordinarily be disallowed to the extent a holder acquires substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the tender offer. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss and any difference between the Purchase Price and the price of the substantially identical shares.

        If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Holder who sells shares pursuant to the tender offer will be taxable to the holder as a "dividend" to the extent of such holder's allocable share of the Company's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the holder's tax basis in the shares sold pursuant to the tender offer). Any amounts received in excess of the holder's tax basis in such case will constitute taxable gain. If the amounts received by a tendering U.S. Holder are treated as a "dividend," the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares tendered to the Company will be transferred to any remaining shares held by such holder.

        In addition, if a tender of shares is treated as a "dividend" to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a holder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of shares pursuant to the tender offer.

        We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

        The Company may be required to withhold 28% of the gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder has completed and submitted to the Company a Form W-9 providing the U.S. Holder's taxpayer identification number, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

Even though the Company may have received a completed W-9 from a U.S. Holder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to the effect that backup withholding is required.

        The tax discussion set forth above is included for general information only. Each holder is urged to consult such holder's own tax advisor to determine the particular tax consequences to him or her of the tender offer, including the applicability and effect of state, local and foreign tax laws.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $22.50 or decrease the price to be paid per share below $19.60 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.   Fees and Expenses; Dealer Manager/Information Agent; Depositary.

        We have retained Keefe Bruyette & Woods, Inc. to act as Dealer Manager and Information Agent and provide certain financial advisory services to us in connection with the tender offer, and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the tender offer. The Dealer Manager/Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager/Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager/Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager/Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

        The Dealer Manager/Information Agent and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        The Dealer Manager/Information Agent and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager/Information Agent and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager/ Information Agent and its affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

July 6, 2015

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Dealer Manager/Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Dealer Manager/Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Dealer Manager and Information Agent for the Tender Offer is:

Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, 4th Floor
New York, NY 10019
877-892-9475
10:00 a.m.-4:00 p.m., Monday through Friday

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER
The Depositary for the Tender Offer is
American Stock Transfer & Trust Company, LLC
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
The Dealer Manager and Information Agent for the Tender Offer is